UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 3, 2005

ITERIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-08762	95-2588496
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 South Manchester Avenue, Anaheim, California  92802

(Address of Principal Executive Offices)            (Zip Code)

Registrant’s telephone number, including area code:  (714) 774-5000

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 4d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02(d)          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 3, 2005, Richard Char and Abbas Mohaddes were elected to the Board of Directors of Iteris, Inc. (the “Board”) to fill two vacancies on the Board, which were created when the stockholders of Iteris, Inc. (the “Company”) approved an amendment to the Company’s bylaws, increasing the size of the Board from nine to eleven, at the Annual Meeting of Stockholders held in September 2005.  Mr. Char has also been appointed to serve on the Company’s Audit Committee as its chairman.

Since April 1, 2004, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which Messrs. Char or Mohaddes, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than the transactions described below:

1.                                       In May 2004, the Company entered into a Debenture and Warrant Purchase Agreement with a group of accredited investors, which included certain of the Company’s directors and officers, including Mr. Mohaddes, pursuant to which the Company sold and issued subordinated convertible debentures in the aggregate principal amount of $10.1 million and issued warrants to purchase an aggregate of 639,847 shares of the common stock.  Mr. Mohaddes purchased a convertible debenture in the principal amount of $50,000.  The debentures are due in five years, provide for 6.0% annual interest, payable quarterly, and are convertible into the Company’s common stock at an initial conversion price of $3.61 per share, subject to certain adjustments, including adjustments for dilutive issuances. From May 19, 2007 until May 18, 2008, the debentures may be redeemed by the Company, at the Company’s option, at 120% of the principal amount being redeemed; and from May 19, 2008 until the maturity date of May 18, 2009, the debentures may be redeemed at 110% of the principal amount being redeemed.

Pursuant to the Debenture Purchase Agreement, each investor also received two warrants to purchase shares of the Company’s common stock.  For every dollar of debenture purchased, each investor received one warrant to purchase approximately 0.03235 shares of the common stock at an exercise price of $3.86 per share and a second warrant to purchase approximately 0.03100 shares of the common stock at an exercise price of $4.03 per share.  Mr. Mohaddes received a warrant to purchase up to 1,617 shares of common stock at an exercise price of $3.86 and a warrant to purchase up to 1,550 shares of common stock at an exercise price of $4.03 per share.  The exercise prices are subject to certain adjustments, including adjustments for dilutive issuances.  The warrants expire on May 18, 2009.

2.                                       In June 2004, the Company entered into an exchange agreement with certain of the stockholders of the Company’s Iteris, Inc. subsidiary (the “Iteris Subsidiary”), including certain of the Company’s directors and officers, including Mr. Mohaddes, pursuant to which such stockholders agreed to exchange an aggregate of 1,319,541 shares of the Iteris Subsidiary’s common stock for an aggregate of 2,639,082 shares of the Company’s common stock.  Mr. Mohaddes exchanged 346,111 shares (which included shares held by a family trust and in the Deferred Compensation Savings Plan) of the Iteris Subsidiary’s common stock for 692,222 shares of the Company’s common stock.  The exchange of shares was part of a plan to merge the Iteris Subsidiary into the Company, which merger was effected in October 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2005
ITERIS, INC.,
a Delaware corporation

	By:	/s/ James S. Miele
James S. Miele
Chief Financial Officer